EXHIBIT 15

Bank of America, N.A. as Trustee
  for the Cross Timbers Royalty Trust:

We are aware that XTO Energy Inc. and Cross Timbers Royalty Trust have incorporated by reference in Registration Statement No. 333-56983 on Form S-3, and that XTO Energy Inc. has incorporated by reference in its Registration Statement No. 33–55784 on Form S-8, Cross Timbers Royalty Trust’s Form 10-Q for the quarter ended March 31, 2002, which includes our report dated May 1, 2002, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
May 8, 2002

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